Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of May 15, 2026, is made by and among Viking Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), NorthStar Earth & Space Inc., a corporation existing under the Canadian Corporate Statute (the “Company”), and Viking NS Amalgamation Corp., a corporation existing under the Canadian Corporate Statute (“NewCo” and, together with SPAC and the Company, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 16, 2026 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to the Business Combination Agreement.

(a) Amendments to Recital “B”. Recital “B” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“No later than one Business Day prior to the Closing Date, subject to the terms and conditions of this Agreement,

a.	the SPAC Redemption shall be consummated, and

b.	after the SPAC Redemption, SPAC shall continue from the Cayman Islands to Canada in accordance with the Cayman Islands Companies Act (2022 Revision) (the “Cayman Companies Act”) and the Canada Business Corporations Act (the “Canadian Corporate Statute”) and adopt bylaws in a form mutually agreed between SPAC and Company (continuance, including all matters necessary or ancillary in order to effect the continuance and the adoption of new bylaws, the “SPAC Continuation”).”

(b) Amendments to Recital “C”. Recital “C” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“C. On the Closing Date, in accordance with the terms and conditions of this Agreement and the Plan of Arrangement,

a.	the PIPE Financing shall be consummated pursuant to the Subscription Agreement and in connection therewith and in accordance with the Sponsor Letter, Sponsor will transfer an aggregate of 3,000,000 SPAC Class B Common Shares to the PIPE Investors proportionally to their investment in the PIPE Financing,

b.	each then issued and outstanding SPAC Class B Common Share shall be exchanged, on a one-for-one basis, for a SPAC Class A Common Share (the “SPAC Class B Conversion”),

c.	the SPAC Class A Common Shares shall be redesignated as SPAC Common Shares;

d.	each then issued and outstanding SPAC Warrant shall be amended to become a warrant to acquire that number of SPAC Common Shares equal to the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, at a per share exercise price equal to the per share exercise price for the SPAC Warrants (the “SPAC Warrant Conversion”);

e.	the articles of SPAC shall be amended such that the SPAC will be authorized to issue an unlimited number of SPAC Common Shares and preferred shares, and the rights, privileges, restrictions and conditions of such shares will be as agreed by SPAC and the Company, acting reasonably;

f.	the Company and NewCo shall amalgamate (the “Amalgamation”) to continue as one corporation (the “Amalgamated Company”), except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, and pursuant to the Amalgamation:

(a)	each then issued and outstanding share of NewCo shall be cancelled and exchanged for one common share of the Amalgamated Company

(b)	each then issued and outstanding Company Share outstanding shall be cancelled and exchanged for such number of SPAC Common Shares equal to one times the Exchange Ratio (collectively the “Consideration Shares”),

(c)	in consideration of the issuance by SPAC of the Consideration Shares, the Amalgamated Company shall issue to SPAC one common share of the Amalgamated Company for each Consideration Share;

(d)	the articles and bylaws of the Amalgamated Company will be as set out in the Plan of Arrangement mutually agreed between the Company and SPAC, and

(e)	the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing, all in accordance with the terms of the Plan of Arrangement;

(f)	each then issued and outstanding PIPE Warrant (as defined below) shall be exchanged for a warrant to acquire one SPAC Common Share, at a per share exercise price equal to the per share exercise price for the SPAC Warrants; and

(g)	each then issued and outstanding Company Option shall be exchanged for an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (i) the number of Company Shares subject to the applicable Company Option multiplied by (ii) the Exchange Ratio (collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (1) the per share exercise price for the Company Shares subject to the applicable Company Option, divided by (2) the Exchange Ratio (the “SPAC Exchange Option Exercise Price”), in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Canadian Tax Act);

g.	the Company Equity Incentive Plan will terminate;

h.	SPAC shall issue to the Sponsor 500,00 SPAC Common Shares, in accordance with the terms of the Sponsor Letter;

i.	the articles of SPAC will be amended to provide that the SPAC will be renamed to a name selected by the Company; and

j.	the Post-Closing Officers and Directors will become the directors and officers of SPAC.

(c) Amendments to Recital “E”. Recital “E” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“E. The Parties intend that: (a) for U.S. federal and applicable state and local income Tax purposes, (i) the SPAC Continuation qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any applicable state and local Tax provisions), (ii) the SPAC Class B Conversion and the SPAC Warrant Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (iii) the Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), and (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions), (collectively, the “Intended U.S. Tax Treatment”); and (b) for Canadian income Tax purposes, the Amalgamation is intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the Canadian Corporate Statute (the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).”

(d) Amendments to Recital “M”. Recital “M” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“M. Prior to the Closing, the Company shall enter into an agreement with the holder of the Company Warrants to exchange any Company Warrants outstanding as of the Arrangement Effective Time into options to purchase SPAC Common Shares under the SPAC Equity Incentive Plan (the “Company Warrant Exchange”).”

(e) Amendments to Recital “O”. Recital “O” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“O. SPAC shall be renamed to “NorthStar” or such other name as may be selected by the Company and shall trade publicly on NYSE under a new ticker symbol selected by the Company.”

(f) Amendments to Section 1.01.

a.	The definition of “Arrangement Effective Time” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Arrangement Effective Time” means the time at which the Arrangement becomes effective on the Closing Date in accordance with the Canadian Corporate Statute.

b.	The definition of “Company Dissent Rights” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Company Dissent Rights” means the rights of dissent granted to certain Company Securityholders described in the Plan of Arrangement.

c.	The definition of “Company Outstanding Shares” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately following the Company Recapitalization, calculated on a fully diluted basis (taking into account the number of Company Shares subject to Company Options and the number of Company Shares issued upon the conversion or exchange, as applicable, of Company Securities pursuant to the Company Recapitalization), before giving effect to the issuance of any shares pursuant to the PIPE Financing.

d.	The definition of “Company Securities” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Company Securities” means the Class A Common Shares, the Class B Common Shares, the Class A Preferred Shares, the Class B Preferred Shares, the Class B-1 Preferred Shares, the Company Shareholder Loans and the Company Convertible Debentures.

e.	The definition of “Redemption Rights” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Redemption Rights” means the redemption rights provided for in the SPAC Memorandum and Articles of Association.

f.	The definition of “SPAC Closing Articles” in Section 1.01 is hereby deleted in its entirety and each reference to “SPAC Closing Articles” in the Business Combination Agreement shall be deleted.

g.	The definition of “SPAC Organizational Documents” in Section 1.01 is hereby amended and restated in its entirety as follows:

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including (i) prior to the SPAC Continuation, the SPAC Memorandum and Articles of Association and the Trust Agreement, and (ii) after the SPAC Continuation and prior to Closing, the articles of continuance and the bylaws of SPAC in each case, in form and substance to be agreed by the Company and SPAC, acting reasonably,).

h.	The definition of “SPAC Shareholder Approval” in Section 1.01 is hereby amended and restated in its entirety as follows:

“SPAC Shareholder Approval” means with respect to the approval of the SPAC Continuation, the Business Combination Proposal and the Plan of Arrangement Proposal, the approval by not less than two-thirds (66⅔%) of the votes cast by the SPAC Shareholders, voting as a single class, present in person or represented by proxy at the SPAC Shareholders Meeting, in accordance with the SPAC Organizational Documents of and applicable Laws.

i.	The definition of “Transactions” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Transactions” means the SPAC Continuation, , the PIPE Financing, the SPAC Redemption, the Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents and the Plan of Arrangement.

(g) Amendments to Section 2.07(c). Section 2.07 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“2.07 Transactions

(a)	As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing of the Transactions (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article 7. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b)	Not later than one Business Day prior to the Closing Date, upon the terms and subject to the conditions set forth in this Agreement:

(i)	each SPAC Class A Common Share issued and outstanding immediately prior to SPAC Continuation with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights (the “SPAC Redemption”) and, at the Amalgamation Effective Time, SPAC shall cause the Trustee in accordance with Section 6.13 to make such cash payments in respect of each such Redemption Share; and

(ii)	after the SPAC Redemption, SPAC shall complete the SPAC Continuation.

(c)	the Company shall complete a pre-closing recapitalization providing for, among other things, the conversion or the exchange of the then outstanding Company Securities, Company Shareholder Loans and Company Convertible Debentures into Company Shares (other than certain Company Convertible Debentures, which shall be converted into non-convertible debt securities of the Company) (collectively, the “Company Recapitalization”);

(d)	On the Closing Date following the Company Recapitalization, in accordance with the terms of this Agreement and the Plan of Arrangement:

(i)	the PIPE Financing shall be consummated pursuant to the Subscription Agreements and in connection therewith and in accordance with the Sponsor Letter, Sponsor will transfer an aggregate of 3,000,000 SPAC Class B Common Shares to the PIPE Investors proportionally to their investment in the PIPE Financing;

(ii)	the SPAC Class B Conversion shall occur;

(iii)	the SPAC Warrant Conversion shall occur;

(iv)	the SPAC Class A Common Shares shall be redesignated as SPAC Common Shares;

(v)	the articles of SPAC shall be amended such that the SPAC will be authorized to issue an unlimited number of SPAC Common Shares and preferred shares, and the rights, privileges, restrictions and conditions of such shares will be as agreed by SPAC and the Company, acting reasonably;

(vi)	NewCo and the Company will consummate the Amalgamation and form the Amalgamated Company (the occurrence of such event, being the “Amalgamation Effective Time”), except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, and pursuant to the Amalgamation:

a.	each then issued and outstanding share of NewCo shall be cancelled and exchanged for one common share of the Amalgamated Company;

b.	each then issued and outstanding Company Share outstanding shall be cancelled and exchanged for the Consideration Shares;

c.	the articles and bylaws of the Amalgamated Company will be as set out in the Plan of Arrangement mutually agreed between the Company and SPAC;

d.	the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing, all in accordance with the terms of the Plan of Arrangement;

e.	each then issued and outstanding PIPE Warrant (as defined below) shall be exchanged for a warrant to acquire one SPAC Common Share, at a per share exercise price equal to the per share exercise price for the SPAC Warrants; and

f.	each then issued and outstanding Company Option shall be exchanged for an option to acquire the SPAC Exchange Options, each at a per share exercise price (rounded up to the nearest cent) equal to the SPAC Exchange Option Exercise Price, in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Canadian Tax Act);

(vii)	the Company Equity Incentive Plan will terminate;

(viii)	SPAC shall issue to the Sponsor 500,00 SPAC Common Shares, in accordance with the terms of the Sponsor Letter;

(ix)	the articles of SPAC will be amended to provide that SPAC shall be renamed to a name selected by the Company; and

(x)	the Post-Closing Officers and Directors will become the directors and officers of SPAC.

(e)	At the Closing:

(i)	SPAC and each holder of SPAC Common Shares issued pursuant to the Amalgamation shall become bound by the Lock-Up Agreement; and

(ii)	the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the Post-Closing Officers and Directors.

(f)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement in the form to be mutually agreed by the Parties prior to the Closing, and the Articles of Arrangement shall otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably. On the Closing Date, the Company shall file the Articles of Arrangement with the Director (as defined in the Canadian Corporate Statute).

(g)	On or as soon as practicable after the Closing Date, the SPAC Common Shares shall trade on NYSE.”

(h) Amendments to Section 6.15(c). Section 6.15(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(c) At or prior to the Closing, the Company shall deliver (or cause to be delivered) to SPAC a certification of NorthStar Earth & Space Systems, Inc., a Delaware corporation (the “US Subsidiary”), prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c), dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the US Subsidiary, certifying that no interest in the US Subsidiary is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury

Regulations Section 1.897-2(h)(2) (provided, that the only remedy for any failure to deliver the documentation described in this Section 6.15(c) shall be to make an appropriate withholding (to the extent required by applicable Law) from consideration deliverable in connection with this Agreement consistent with the terms of Section 2.09).”

(i) Amendments to Section 6.15. Section 6.15 of the Business Combination Agreement is hereby amended by inserting a new Section 6.15(d) immediately after 6.15(c) as follows:

“(d) For Canadian tax purposes, each of SPAC, the Company and NewCo shall use its reasonable best efforts to cause those Transactions detailed in the Plan of Arrangement to qualify for the intended tax treatment specified in the Plan of Arrangement, including that (i) the Company intends that the conversion of certain convertible debentures as set forth in the Plan be governed by section 51 of the Tax Act, (ii) the Company intends that the exchange of certain shares in the capital of the Company be governed by section 86 or section 51, as the case may be, of the Tax Act, and (iii) the Company and Newco intend that the Amalgamation be governed by Section 87 of the Tax Act.”

2. Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment.

3. Entire Agreement. This Amendment together with the Business Combination Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

4. Construction; General Provisions. The general provisions in Article 9 (General Provisions) of the Business Combination Agreement shall be incorporated, mutatis mutandis, by reference into this Amendment and shall form an integral part of this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

VIKING ACQUISITION CORP. I

By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Chief Executive Officer

NORTHSTAR EARTH & SPACE INC.

By:	/s/ Stewart Bain
Name:	Stewart Bain
Title:	Chief Executive Officer

VIKING NS AMALGAMATION CORP.

By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Business Combination Agreement]